Exhibit 4.33

CONFIDENTIAL

SHENZHEN ONETHING TECHNOLOGY CO., LTD.

SHAREHOLDERS’ AGREEMENT

by and among

Shenzhen Xunlei Networking Technologies Co., Ltd.

Wuhan Kingsoft Cloud Information Technology Co., Ltd.

Shenzhen Xinghan Zhilian Technology Co., Ltd.

and

Shenzhen Onething Technology Co., Ltd.

and

other relevant parties

Dated March 3, 2026

Contents

Section 1	Definitions and Interpretation	5
1.1	Definitions	5
1.2	Interpretation	10
Section 2	Basic Information of the Company	10
2.1	Name and Registered Address	10
2.2	Limited Liability Company	11
2.3	Scope of Business	11
2.4	Principal Business	11
Section 3	Register of Shareholders and Applicability to New Shareholders	11
3.1	Register of Shareholders	11
3.2	Applicability to New Shareholders	12
Section 4	Equity Transfer	12
4.1	Restrictions on Equity Transfer and CEO Right of First Refusal	12
4.2	Investor Right of First Refusal	15
4.3	Co-Sale Right	16
4.4	General Provisions Relating to Equity Transfers	17
Section 5	Special Shareholder Rights	18
5.1	Pre-emptive Subscription Right	18
5.2	Anti-Dilution Right	20
5.3	Liquidation Preference	22
5.4	Repurchase Right	23
5.5	Equity Incentive Plan	25
5.6	Applicability of Preferential Rights	25
Section 6	Shareholders’ Meeting	26
6.1	Powers of the Shareholders’ Meeting	26
6.2	Procedures of Shareholders’ Meetings	27
6.3	Voting at Shareholders’ Meetings	27
Section 7	Board of Directors	28
7.1	Composition of the Board of Directors	28
7.2	Powers of the Board of Directors	29
7.3	Procedures of Board Meetings	29
7.4	Board Resolutions	30
Section 8	Supervisor	32
8.1	Composition	32
8.2	Term of Office	32
8.3	Powers of the Supervisor	32
Section 9	Audit Rights, Information Rights and Inspection Rights	33
9.1	Audit Rights	33
9.2	Information Rights	33
9.3	Inspection Rights	34
Section 10	Profit Distribution	34
10.1	Distribution	34

i

Section 11	Full-Time Employment and Non-Competition	35
11.1	Full-Time Employment	35
11.2	Non-Competition	35
Section 12	Termination, Dissolution and Liquidation	36
12.1	Dissolution Events	36
12.2	Dissolution Resolution	37
12.3	Liquidation	37
12.4	Liquidation Committee	37
12.5	Distribution of Proceeds	37
12.6	Completion of Liquidation	38
Section 13	Liability for Breach	38
13.1	General Provisions	38
Section 14	Miscellaneous	38
14.1	Termination	38
14.2	Use of Name	39
14.3	Force Majeure	40
14.4	Governing Law	40
14.5	Dispute Resolution	40
14.6	Amendments and Supplements	41
14.7	Severability	41
14.8	Confidentiality	41
14.9	Notices	41
14.10	Costs	42
14.11	Articles of Association	42
14.12	Entire Agreement	42
14.13	Language and Text	42
14.14	Effectiveness	42

ii

This Shareholders’ Agreement (“Agreement”) is entered into on March 3, 2026 by and among the following parties in the People’s Republic of China (“PRC,” for the purposes of this Agreement only, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region, and Taiwan region):

(1)Shenzhen Onething Technology Co., Ltd. (“Company”), a limited liability company duly organized and validly existing under the laws of the PRC, with its registered address at Room 0610-E13, Port Building, Maritime Center, No. 59 Linhai Avenue, Nanshan Subdistrict, Qianhai Shenzhen-Hongkong Modern Service Industry Cooperation Zone, Shenzhen;

(2)Li Hao (“CEO”), a PRC citizen, ID No. ******************, residing at Room 10, Unit 6, 4th Floor, Building 2, Courtyard No. 4, Yumin Road, Chaoyang District, Beijing;

(3)Li Jinbo, a PRC citizen, ID No. ******************, residing at 21/F, Xunlei Building, No. 3709 Baishi Road, Yuehai Subdistrict, Nanshan District, Shenzhen;

(4)Zhang Yubo, a PRC citizen, ID No. ******************, residing at 21/F, Xunlei Building, No. 3709 Baishi Road, Yuehai Subdistrict, Nanshan District, Shenzhen;

(5)Liu Yingqiao, a PRC citizen, ID No. ******************, residing at 7-8/F, Building 11, Shenzhen Software Park, No. 2 Gaoxin Zhongsan Road, Nanshan District, Shenzhen;

(6)Wu Lei, a PRC citizen, ID No. ******************, residing at No. 20110401, Talent Service Center, No. 73 Xisihuan North Road, Haidian District, Beijing; (together with Li Hao and Liu Yingqiao, “Key Management”);

(7)Nanjing Kehui Zhitu Information Technology Partnership (Limited Partnership) (“Nanjing Kehui”), a limited partnership duly established and validly existing under the laws of the PRC, with its registered address at Room 8007, Sci-Tech Innovation Center, Shiqiu Subdistrict, Lishui District, Nanjing, Jiangsu Province;

(8)Nanjing Yimang Yuelian Information Technology Partnership (Limited Partnership) (“Nanjing Yimang”), a limited partnership duly established and validly existing under the laws of the PRC, with its registered address at Room 8009, Sci-Tech Innovation Center, Shiqiu Subdistrict, Lishui District, Nanjing, Jiangsu Province;

(9)Nanjing Yuxin Jike Information Technology Partnership (Limited Partnership) (“Nanjing Yuxin”), a limited partnership duly established and validly existing under the laws of the PRC, with its registered address at Room 8006, Sci-Tech Innovation Center, Shiqiu Subdistrict, Lishui District, Nanjing, Jiangsu Province;

(10)Nanjing Zhihui Yuandong Information Technology Partnership (Limited Partnership) (“Nanjing Zhihui”), a limited partnership duly established and validly existing under the laws of the PRC, with its registered address at Room 8008, Sci-Tech Innovation Center, Shiqiu Subdistrict, Lishui District, Nanjing, Jiangsu Province;

(11)Nanjing Zhongzhi Gongchuang Information Technology Partnership

(Limited Partnership) (“Nanjing Zhongzhi”), a limited partnership duly established and validly existing under the laws of the PRC, with its registered address at Room 8002, Sci-Tech Innovation Center, Shiqiu Subdistrict, Lishui District, Nanjing, Jiangsu Province;

(12)other entities listed in Annex 1 (List of Group Companies) to this Agreement, other than the Company;

(13)Shenzhen Xunlei Networking Technologies Co., Ltd. (“Xunlei”), a limited liability company duly organized and validly existing under the laws of the PRC, with its registered address at Rooms 2101–2107, Xunlei Building, No. 3709 Baishi Road, Gaoxin Community, Yuehai Subdistrict, Nanshan District, Shenzhen;

(14)Wuhan Kingsoft Cloud Information Technology Co., Ltd. (“Kingsoft Cloud”), a limited liability company duly organized and validly existing under the laws of the PRC, with its registered address at Floor 2, Building 5, Phase I of Wuhan Headquarters Project of Kingsoft Group (Plot 11), No. 306 Optics Valley 4th Road, East Lake High-tech Development Zone, Wuhan, Hubei Province; and

(15)Shenzhen Xinghan Zhilian Technology Co., Ltd. (“Xinghan Zhilian”), a limited liability company duly organized and validly existing under the laws of the PRC, with its registered address at Room 0610-E51, Port Building, Maritime Center, No. 1167 Yihai Avenue, Nanshan Subdistrict, Qianhai Shenzhen-Hongkong Modern Service Industry Cooperation Zone, Shenzhen.

Each of the above parties shall hereinafter be referred to individually as a “Party” and collectively as the “Parties.”

For the purposes of this Agreement:

(a)	Nanjing Kehui, Nanjing Yimang, Nanjing Yuxin, and Nanjing Zhihui, individually or collectively, shall be referred to as the “Employee Shareholding Platforms”;
(b)

Xinghan Zhilian, the Employee Shareholding Platforms and the Key Management, individually or collectively, shall be referred to as the “Management Shareholders”; the Group Companies and the Management Shareholders, individually or collectively, shall be referred to as the “Guarantors”;

(c)

Xunlei, Kingsoft Cloud and Xinghan Zhilian, individually or collectively, shall be referred to as the “Investors.” For the avoidance of doubt, Xunlei shall be deemed an “Investor” (or “Financial Investor,” as defined below) under this Agreement solely with respect to its holding of RMB 76 million in registered capital of the Company following the Closing of the Transaction (as defined below); Kingsoft Cloud shall be deemed an “Investor” (or “Financial Investor”) solely with respect to its acquisition of RMB 76 million in registered capital of the Company through the Kingsoft Cloud Equity Transfer Transaction (as defined below); Xinghan Zhilian shall be deemed an

“Investor” solely with respect to its acquisition of RMB 114 million in registered capital of the Company through the Xinghan Zhilian Equity Transfer Transaction (as defined below).

WHEREAS:

1.As of the date of this Agreement, the Company is a limited liability company duly incorporated and validly existing in Shenzhen, the PRC, with a registered capital of RMB 380 million;

2.On March 3, 2026, Xunlei, Kingsoft Cloud, Xinghan Zhilian, the Company, the Key Management and other relevant parties entered into an Equity Transfer Agreement (“Equity Transfer Agreement”), pursuant to which: (1) Xunlei shall transfer 20% equity interest in the Company (corresponding to RMB 76 million in registered capital of the Company) to Kingsoft Cloud at a consideration of RMB 50 million (such transaction, “Kingsoft Cloud Equity Transfer Transaction”); (2) Xunlei shall transfer 30% equity interest in the Company (corresponding to RMB 114 million in registered capital of the Company) to Xinghan Zhilian at a consideration of RMB 75 million (such transaction, “Xinghan Zhilian Equity Transfer Transaction,” together with the Kingsoft Cloud Equity Transfer Transaction, the “Transaction”);

3.The execution of this Agreement constitutes one of the conditions precedent to the Closing under the Equity Transfer Agreement, and the Parties intend to set forth herein their respective rights and obligations with respect to the governance of the Company and related matters following completion of the Transaction.

NOW, THEREFORE, the Parties hereby agree as follows:

Section 1Definitions and Interpretation

1.1Definitions

Unless otherwise specified in the context, the following terms shall have the meanings set forth below in this Agreement:

Registration Authority	means

the State Administration for Market Regulation of the PRC or any local market regulation authority or other governmental authority responsible for the registration of commercial entities (as applicable), or any successor authority thereto.

Laws	means

any and all statutes, laws, ordinances, rules, regulations, measures, decrees, orders, requirements, guidelines, principles of law or other legislative, judicial or administrative provisions promulgated by any international, national, state, provincial, municipal or local legislative, judicial or governmental authority or any other regulatory authority, whether within or outside the PRC, as well as any official interpretation thereof.
Company Law	means	the Company Law of the People’s Republic of China.
Articles of Association	means	the articles of association of the Company approved by the shareholders’ meeting of the Company and effective as of the Closing Date, as amended from time to time thereafter.
Business Day	means	any day other than a Saturday, Sunday or any other day on which banks in the PRC are authorized or required by Law to be closed.
Key Employees	means

Li Hao (CEO), Liu Yingqiao (Head of Onething Division), Wu Lei (CTO of Onething), Zeng Weiji (Chief Architect of Onething), and such other employees of the Company or the Group Companies as may from time to time be designated as key employees by the CEO.

Affiliate	means

with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person; and, with respect to a natural person, also includes such Person’s immediate family members (including but not limited to such person’s spouse, children, parents, grandparents, grandchildren and similar relations).

Affiliate Transaction	means	with respect to any Person, any transaction between such Person and any of its Affiliates.
Group or Group Companies	means	the Company, its Subsidiaries and any other entities currently or in the future controlled by the Company, including but not limited to those entities listed in Annex 1.
Closing Date	means	the date on which the Closing of the Transaction occurs.
Transaction Documents	means	this Agreement, the Equity Transfer Agreement, the Articles of Association and any other agreements or documents relating to the Transaction.
Control	means

with respect to any Person, the power of a Person (or multiple Persons acting in concert), whether directly or indirectly or as trustee or executor, to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities or equity interests, by contract, trust arrangement or otherwise, including but not limited to: (i) ownership of more than fifty percent (50%) of the voting capital of such Person ordinarily exercisable at shareholders’ meetings or similar governing body; (ii) ownership of more than fifty percent (50%) of the voting rights at meetings of the board of directors or similar governing body of such Person; or (iii) the right to appoint or remove a majority of the members of the board of directors or similar governing body of such Person. “Controlled by” and “under common control with” shall be construed accordingly.

Governing Law	means	with respect to any Person, any applicable and binding Laws that apply to such Person or any of its assets.
Investor Unit Price	means

(A) For purposes of anti-dilution rights: with respect to Xunlei, the price per RMB 1 of registered capital of the Company corresponding to the registered capital held by Xunlei, which shall be deemed to be RMB 1 as of the Closing Date; with respect to Kingsoft Cloud and Xinghan Zhilian, the price per RMB 1 of registered capital of the Company corresponding to the registered capital acquired pursuant to the Equity Transfer Agreement, which shall be RMB 0.6579 as of the Closing Date;

(B) For purposes of repurchase rights and liquidation preference:

(1) with respect to Xunlei, the price per RMB 1 of registered capital of the Company corresponding to the registered capital held by Xunlei, which shall be RMB 4.3723 as of the Closing Date;

(2) with respect to Kingsoft Cloud, the price per RMB 1 of registered capital of the Company corresponding to the registered capital acquired pursuant to the Equity Transfer Agreement, which shall be RMB 0.6579 as of the Closing Date;

(3) with respect to Xinghan Zhilian, the price per RMB 1 of registered capital of the Company corresponding to the registered capital acquired pursuant to the Equity Transfer Agreement, which shall be RMB 0.6579 as of the Closing Date.

(C) The above prices shall be subject to adjustment in the event of any share split, share dividend, consolidation, reorganization or other similar events affecting the equity interests of the Company.

Pro Rata Equity Ratio	means

with respect to shareholders entitled to certain rights or subject to certain obligations under this Agreement, the proportion of equity interests held by a particular shareholder in the Company relative to the aggregate equity interests held by all shareholders entitled to such rights or subject to such obligations.

Business	means	(a) the principal business, and (b) each other business currently or from time to time conducted by the Group Companies.
Corporate Transaction	means

(i) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Group Companies as a whole, the Company or any Material Subsidiary, including licensing of all or substantially all material intellectual property of the Group Companies as a whole, the Company or any Material Subsidiary to a third party (other than software licenses granted in the ordinary course of business); or (ii) any merger, restructuring, equity transfer, sale of equity interests or other transaction, whether in a single transaction or a series of transactions, pursuant to which the Group Companies as a whole, the Company or any Material Subsidiary is acquired by another Person, and the shareholders of the Group Companies as a whole, the Company or such Material Subsidiary immediately prior to such transaction hold less than fifty percent (50%) of the equity interests or voting rights in the surviving or successor entity following completion of such transaction, or such transaction results in a change of control of the Group Companies as a whole, the Company or any Material Subsidiary.

Governmental Authority	means

(a) any international organization, national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, department, agency or commission, or any court, tribunal, judicial or arbitral body, whether within or outside the PRC; or (b) any agency or entity acting under the authority of, or exercising powers or functions of, any entity described in clause (a), or any company, institution or other entity owned or controlled by any of the foregoing that exercises regulatory authority.
PRC GAAP	means

generally accepted accounting principles consistently applied in the PRC during the relevant periods, which as of the date hereof refer to the Accounting Standards for Business Enterprises issued by the Ministry of Finance of the PRC on February 15, 2006 and effective as of January 1, 2007, as amended from time to time.

Material Subsidiary	means	any Subsidiary of the Company whose net assets account for more than fifty percent (50%) of the total net assets of the Group Companies.
Material Adverse Effect	means

any circumstance, change or effect that, individually or in the aggregate with any other circumstance, change or effect: (a) has or would reasonably be expected to have a material adverse effect on the principal business or the business, operations, assets, liabilities (including contingent liabilities), results of operations, financial condition or prospects of the Group Companies as a whole; (b) has or would reasonably be expected to have a material adverse effect on the qualification or ability of the Group Companies as a whole to conduct its business as currently conducted or proposed to be conducted; or (c) has or would reasonably be expected to have a material adverse effect on the execution or performance of any Transaction Document or the transactions contemplated thereunder.

Person	means	any natural person, partnership, joint stock company, limited liability company, association, trust, other foundation, corporation, unincorporated organization, Governmental Authority or other entity.
Principal Business	means

as of the date of this Agreement, the provision of content distribution network (CDN) and acceleration services based on edge computing, AI computing power platform services and other related businesses.

Subsidiary	means

any company, partnership or other entity that is directly or indirectly established or acquired by a Person and in which such Person directly or indirectly owns more than fifty percent (50%) of the equity interests or voting rights, or which is otherwise controlled by such Person, and whose financial statements are required to be consolidated with such Person in accordance with applicable accounting standards.

1.2Interpretation

Unless otherwise specified in this Agreement:

1.2.1

References to “this Agreement,” “hereof,” “herein” or similar expressions shall refer to this Agreement as a whole and not to any specific provision hereof. References to Sections or Subsections are to Sections or Subsections of this Agreement unless otherwise expressly stated.

1.2.2	Any express or implied reference to Applicable Law shall be deemed to include any amendment, re-enactment or replacement thereof from time to time.
1.2.3	Headings and titles are for convenience of reference only and shall not affect the interpretation of this Agreement.
1.2.4	All defined terms used in any certificate or other document delivered pursuant to this Agreement shall have the meanings ascribed to them herein unless otherwise defined therein.
1.2.5	Any reference to a section shall be deemed to refer to the entire section rather than any specific item, paragraph or subsection thereof, unless expressly specified otherwise.
1.2.6	“Written” or “in writing” includes communications transmitted by letter, email or facsimile.
1.2.7	Unless otherwise specified, references to “RMB” mean the lawful currency of the PRC.
1.2.8	References to “above” shall include the number itself.
1.2.9	References to “including” shall mean “including but not limited to.”
1.2.10	References to any Person shall include such Person’s successors and permitted assigns.

Section 2Basic Information of the Company

2.1Name and Registered Address

The name of the Company is Shenzhen Onething Technology Co., Ltd.

The registered address of the Company is Room 0610-E13, Port Building, Maritime Center, No. 59 Linhai Avenue, Nanshan Subdistrict, Qianhai Shenzhen-

Hongkong Modern Service Industry Cooperation Zone, Shenzhen.

2.2Limited Liability Company

The Company is a limited liability company with legal person status. Each shareholder of the Company shall be liable to the Company only to the extent of the consideration for its subscribed capital contribution to the Company. Except as otherwise provided under Applicable Law or the Transaction Documents, or as otherwise agreed by such shareholder, no shareholder of the Company shall bear any liability for the debts or obligations of the Company in excess of the consideration for its subscribed capital contribution.

2.3Scope of Business

As of the date of this Agreement, the business scope of the Company as registered with the Registration Authority is as follows: software development, technical consulting and related technical services; design, development and sale of hardware and chips; research, development and sale of electronic products and communication equipment; engagement in advertising business; research, development and sale of electronic products and communication equipment; research, development and sale of intelligent hardware; import and export of goods and technologies (excluding items prohibited by laws, administrative regulations or decisions of the State Council; restricted items may be operated only upon obtaining the relevant approvals); (except for items requiring approval pursuant to law, business activities shall be carried out independently based on the business license in accordance with law); CDN content distribution network services and related live streaming business; telecommunications business operations; internet cultural operations; performance brokerage; commercial performances. (For items requiring approval pursuant to law, business activities shall be carried out only after approval by the relevant authorities, and the specific business scope shall be subject to the approval documents or permits issued by the relevant authorities.)

2.4Principal Business

The Company engages in (1) the Principal Business; and (2) other business activities as may from time to time be approved by the shareholders’ meeting and the board of directors of the Company in accordance with this Agreement following completion of the Transaction.

If the Principal Business of the Company changes, the Company shall, where required under Applicable Law, promptly update its registered business scope with the Registration Authority.

Section 3Register of Shareholders and Applicability to New Shareholders

3.1	Register of Shareholders

The Company shall, in accordance with the Equity Transfer Agreement, register

Kingsoft Cloud and Xinghan Zhilian in the register of shareholders of the Company and deliver the register of shareholders to them. The register of shareholders shall be kept by the Company. The Company shall provide each of the other shareholders with a copy of the register of shareholders stamped by the Company and confirmed to be consistent with the original. The matters recorded in the register of shareholders shall comply with the requirements of PRC Laws.

3.2	Applicability to New Shareholders

Following the Closing Date, if any Key Management directly or indirectly acquires equity interests in the Company, or if any other Person (including any director, supervisor or employee of the Company), other than the Key Management, directly or indirectly acquires equity interests in the Company through the employee stock ownership plan or other equity incentive plan approved pursuant to this Agreement, and the relevant terms and conditions under this Agreement apply to such Person, the Guarantors shall procure that such Person execute a confirmation acknowledging that it agrees to be bound by all provisions of this Agreement and the Articles of Association, and such Person shall assume the corresponding rights and obligations under this Agreement and the Articles of Association. The execution of such confirmation or the execution of this Agreement shall be a condition precedent to such Person’s direct or indirect acquisition of equity interests in the Company; provided, however, that where such Person indirectly holds equity interests in the Company through an Employee Shareholding Platform and such Employee Shareholding Platform remains a Party to this Agreement, such Person shall not be required to separately perform such obligations.

Section 4Equity Transfer

4.1	Restrictions on Equity Transfer and CEO Right of First Refusal
4.1.1

Subject to Section 4.1.2 hereof, following completion of the Closing of the Transaction, without the prior written consent of Xunlei and Kingsoft Cloud, the Management Shareholders shall not, and the Guarantors shall procure that the Key Employees shall not: (i) directly or indirectly sell, transfer, pledge, create any encumbrance over, or otherwise dispose of any or all of the equity interests in the Company held by them (collectively, “Transfer”; An indirect Transfer includes, without limitation, the transfer of equity interests or partnership interests in Xinghan Zhilian or any Employee Shareholding Platform, transfer of interests or shares of general partners or limited partners of such entities, or transfer of related economic interests, voting rights or similar arrangements); (ii) enter into any equity arrangement or similar agreement that directly or indirectly transfers or assigns any or all economic interests and risks in respect of the equity interests in the Company held by them; or (iii) announce any intention to conduct or implement any transaction described in items (i) or (ii) above; (collectively, “Transfer

Restrictions”). The Transfer Restrictions shall not apply to the following circumstances: (A) any equity transfer carried out for the purpose of implementing any equity incentive plan duly approved pursuant to this Agreement; (B) the pledge by Xinghan Zhilian of its registered capital of RMB 114 million in the Company in favor of SPD Bank in order to perform its obligations under the M&A loan agreement entered into between Xinghan Zhilian and SPD Bank; (C) the pledge by the CEO, prior to the Closing Date, of 3.75% of the total registered capital of the Company directly held by the CEO (corresponding to registered capital of RMB 14.23 million in the Company) in favor of Xunlei; (D) any Transfer to such Person’s spouse or children, or any trust established for estate planning purposes for the benefit of such Person or such Person’s spouse or children, provided that (x) such Transfer shall not result in a change in the ultimate actual controller of the Group Companies, and (y) the transferor and the transferee shall assume joint and several liability under the Transaction Documents; and (E) any Transfer made by the Management Shareholders for the purpose of fulfilling indemnification obligations under the Transaction Documents.

With respect to each of Xunlei and Kingsoft Cloud, after such Party has recovered all of its investment cost in the Company (“Full Recovery of Investment Cost”) or upon the completion of an initial public offering of the Company, whichever occurs earlier, the foregoing Transfers shall no longer be subject to the consent of the Party whose investment cost has been fully recovered. Unless otherwise expressly provided in this Agreement, for purposes of determining whether Xunlei or Kingsoft Cloud has achieved Full Recovery of Investment Cost, the calculation shall include cumulative proceeds received after the Closing of the Transaction through dividends, liquidation distributions, repurchase, transfer of equity interests in the Company and indemnification received from all Guarantors pursuant to the Transaction Documents or Applicable Law. The investment cost of Kingsoft Cloud shall be RMB 50 million, and the investment cost of Xunlei shall be RMB 332,297,400.

4.1.2

Except for the Key Management and Key Employees who have already executed this Agreement, if the Company introduces any additional Key Management or Key Employees in the future as approved by the CEO, and such individuals have directly or indirectly obtained or will obtain equity interests in the Company by any means, the Guarantors shall procure that such individuals be subject to the Transfer Restrictions set forth in this Section 4.1.1 as a condition precedent to their direct or indirect holding or acquisition of equity interests in the Company, in order to ensure the effectiveness of the relevant equity incentive arrangements.

4.1.3

Subject to the provisions of this Section 4.1.3, Xunlei and Kingsoft Cloud (collectively, “Financial Investors”) shall have the right to sell, transfer or otherwise create any encumbrance over the equity interests in the Company held by them without obtaining the consent of any other shareholder or the Company:

(1) If any Financial Investor proposes to transfer equity interests in the Company to a Competitor, such Financial Investor shall obtain the prior written consent of the CEO.

(2) Except as provided in item (1) above, if any Financial Investor proposes to transfer equity interests in the Company to any Person (other than an Affiliate of such Financial Investor), the CEO shall have the right, on the same terms and conditions as those offered to the proposed transferee, to purchase, either directly or through a designated Person, all or part of the equity interests proposed to be transferred by such Financial Investor (“CEO Right of First Refusal”). The CEO may elect to purchase only a portion of the equity interests proposed to be transferred by the Financial Investor, only if such partial purchase will not adversely affect the Financial Investor’s ability to transfer the remaining equity interests to a third party; otherwise, the CEO shall only have the right to purchase all, but not part, of such equity interests.

If any Financial Investor proposes to transfer all or part of the equity interests in the Company held by it to any Person, such Financial Investor shall give prior written notice to the CEO (“Financial Investor Transfer Notice”), specifying the identity of the proposed transferee, the number of equity interests proposed to be transferred, the proposed transfer price and other key terms of the proposed transfer. If the CEO expressly waives its right to exercise, or fails to respond in writing within thirty (30) days after receipt of such notice, the CEO shall be deemed to have waived the CEO Right of First Refusal with respect to such proposed transfer. In such event, the Parties agree that such Financial Investor may, within ninety (90) days after delivery of the Financial Investor Transfer Notice, execute the definitive equity transfer agreement with the third party and complete the registration of such equity transfer with the Registration Authority on terms no more favorable than those specified in the Financial Investor Transfer Notice. If such Financial Investor fails to complete the equity transfer within such ninety (90)-day period, such Financial Investor shall not proceed with the equity transfer unless the CEO is again given the opportunity to exercise the CEO Right of First Refusal in accordance with this Section 4.1.3.

If the CEO confirms its exercise of the CEO Right of First Refusal in accordance with the foregoing provisions, the CEO shall cooperate with such Financial Investor in executing all necessary documents and taking all necessary actions to complete the transfer of the relevant equity interests, including, without limitation, entering into the definitive equity transfer agreement and paying the transfer consideration within thirty (30) days from the date the CEO confirms the exercise of the CEO Right of First Refusal or within such longer period as may be agreed by the parties.

(3) Except as otherwise provided above, each of the Key Management (other than the CEO), Xinghan Zhilian and the Employee Shareholding Platforms hereby expressly waives any right of first refusal or any other rights relating to any transfer of equity interests by any Financial Investor to any third party (including any Affiliate of such Financial Investor), whether such rights arise under contractual arrangements or Applicable Law.

4.1.4

For the purposes of this Section 4.1 only, “Competitor” means any entity that engages in any business that directly or indirectly competes with the Principal Business of the Company. As of the date of this Agreement, the list of such Competitors is set forth in Annex 2 hereto. The CEO shall have the right, subject to the prior written consent of the director appointed by Xunlei and the director appointed by Kingsoft Cloud, to update the list of Competitors no more than once every six (6) months, and the CEO shall notify the Financial Investors in writing of any such updated list in accordance with Section 14.9 of this Agreement. Any such updated list shall not be binding upon the Financial Investors unless and until such written notice has been duly delivered. For the avoidance of doubt, the number of Competitors listed in Annex 2 and any updates thereto shall in no event exceed five (5).

4.2Investor Right of First Refusal

4.2.1

Subject to Section 4.1 of this Agreement, if any Management Shareholder (“Transferring Shareholder”) proposes to transfer all or part of its equity interests in the Company or the economic interests corresponding thereto (“Proposed Transfer Equity”) to any Person (“Proposed Transferee”), the Investors (each, a “ROFR Holder”) shall have the right, but not the obligation, to purchase all or part of such Proposed Transfer Equity on a pro rata basis in accordance with their respective Pro Rata Equity Ratio on the same terms and conditions (“Investor Right of First Refusal”).

4.2.2

Subject to the exercise period of the Investor Right of First Refusal and the Over-Allotment Right (as defined below), the Transferring Shareholder shall deliver to each ROFR Holder a written notice (“Transfer Notice”) specifying the most recent details of the Proposed Transfer Equity, including the number of equity interests proposed to be transferred, the transfer price, the identity of the Proposed Transferee and other key terms relating to such Proposed Transfer Equity. Each ROFR Holder shall have the right, within thirty (30) days after receipt of the Transfer Notice (“Notice Period”), to elect by written notice to the Transferring Shareholder (“Exercise Notice”) to purchase all or part of the Proposed Transfer Equity at the price and on the terms and conditions set forth in the Transfer Notice. If any ROFR Holder fails to deliver an Exercise Notice within the Notice Period, such ROFR Holder shall be deemed to have waived its Investor Right of First Refusal.

4.2.3	If any ROFR Holder does not elect to purchase all of the Proposed Transfer Equity it is entitled to purchase pursuant to Section 4.2.2, the Transferring Shareholder shall deliver a Transfer Notice with respect to the remaining portion of the Proposed Transfer Equity to the other ROFR Holders that have elected to fully exercise their Investor Right of First Refusal. Such ROFR Holders shall have the right, within thirty (30) days after receipt of such Transfer Notice, to purchase such remaining portion of the Proposed Transfer Equity on a pro rata basis in accordance with their respective Pro Rata Equity Ratio (“Over-Allotment Right”).

4.2.4

With respect to any ROFR Holder that elects to exercise the Investor Right of First Refusal and/or the Over-Allotment Right, the Transferring Shareholder and such ROFR Holder shall promptly execute a definitive equity transfer agreement with respect to the Proposed Transfer Equity and complete the transfer of such equity interests at the transfer price and on the terms and conditions specified in the Transfer Notice.

4.2.5

If any portion of the Proposed Transfer Equity remains unsold after completion of the procedures set forth in Sections 4.2.2 and 4.2.3, then subject to the Co-Sale Right under Section 4.3, the Transferring Shareholder may, after expiration of the applicable Notice Period, transfer such remaining Proposed Transfer Equity to the Proposed Transferee at a price and on terms and conditions no more favorable than those specified in the Transfer Notice.

4.2.6

If the Proposed Transfer Equity is not transferred within ninety (90) days after expiration of the Notice Period, the Transferring Shareholder shall again comply in full with the provisions of this Section 4.2 prior to proceeding with any transfer of such unsold Proposed Transfer Equity, and the restrictions on sale, transfer, assignment or other disposition set forth in this Agreement shall again apply.

4.3Co-Sale Right

4.3.1

Subject to Section 4.1 of this Agreement, with respect to any Proposed Transfer Equity of the Transferring Shareholder, any Investor that has not exercised its Investor Right of First Refusal pursuant to Section 4.2 (each, a “Co-Sale Right Holder”) shall have the right, but not the obligation, to participate in such transfer and sell to the Proposed Transferee all or part of the equity interests in the Company held by such Co-Sale Right Holder in accordance with its Co-Sale Proportion (“Co-Sale Right”), and the Transferring Shareholder shall procure that the Proposed Transferee purchases the equity interests held by the Co-Sale Right Holder at the same price and on the same terms and conditions.

Subject to Section 4.3.2, the “Co-Sale Proportion” shall be calculated as follows:

For each Co-Sale Right Holder exercising the Co-Sale Right: Co-Sale Proportion = the number of registered capital of the Company held by such Co-Sale Right Holder as of the date of the Transfer Notice ÷ (the aggregate number of registered capital of the Company held by all Co-Sale Right Holders exercising the Co-Sale

Right as of the date of the Transfer Notice + the number of registered capital of the Company held by the Transferring Shareholder as of the date of the Transfer Notice).

4.3.2

Notwithstanding the foregoing, if the Proposed Transfer Equity by the Transferring Shareholder would result in a change of control of the Company, Xunlei and Kingsoft Cloud shall have the right, but not the obligation, to participate in the transfer by selling all of the equity interests in the Company held by them to the Proposed Transferee.

4.3.3

If any Co-Sale Right Holder elects to exercise its Co-Sale Right, such Co-Sale Right Holder shall deliver written notice prior to the expiration of the Notice Period specifying its election to exercise the Co-Sale Right and the number of equity interests it intends to sell.

4.3.4

If any Co-Sale Right Holder exercises its Co-Sale Right but is unable to complete the sale of all or part of its equity interests due to failure to obtain consent from the Proposed Transferee, or failure to obtain any required approval, consent or waiver from any Governmental Authority (if required), or failure to complete any required registration or filing procedures, then, notwithstanding any provision of this Agreement to the contrary, the Transferring Shareholder shall not transfer any equity interests in the Company to the Proposed Transferee without the prior written consent of such Co-Sale Right Holder, unless the Transferring Shareholder purchases the equity interests intended to be transferred by the Co-Sale Right Holder at the same price and on the same terms and conditions offered by the Proposed Transferee.

4.4General Provisions Relating to Equity Transfers

4.4.1

Any transfer of equity interests in the Company conducted in violation of this Section 4 shall be null and void. The Parties shall not recognize any transfer of equity interests in the Company made in breach of this Section 4, and the Company shall not issue any certificate of equity interests to, or register in the register of shareholders, any Person that acquires equity interests in violation of this Section 4, nor shall the Company assist such Person in completing any registration or filing with the Registration Authority.

4.4.2

Any transferee acquiring equity interests in the Company pursuant to this Section 4 shall have the capacity to assume and perform any outstanding duties, obligations and liabilities of the Transferring Shareholder under this Agreement and any related documents relating to the Proposed Transfer Equity (if applicable). The Transferring Shareholder shall procure that such transferee assumes all obligations and liabilities of the Transferring Shareholder under this Agreement, and such transferee shall agree in writing to be bound by all provisions of this Agreement. All provisions of this Agreement applicable to the Transferring Shareholder shall continue to apply to such transferee unless otherwise agreed in writing by the

Parties. Except as otherwise provided in this Agreement, this Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

4.4.3

Any liability of the Transferring Shareholder to the Company or other shareholders arising from any breach of this Agreement prior to the transfer of equity interests, and any related indemnification obligations, shall not be affected by such transfer.

4.4.4

Each shareholder shall procure that its appointed director(s) (if any) and its authorized representative(s) at the shareholders’ meeting vote in favor of any transfer carried out in accordance with this Agreement. The Company agrees to assist the Transferring Shareholder in obtaining all necessary approvals, permits, licenses, registrations and filings from any Governmental Authority required to effect such transfer.

4.4.5

Each shareholder hereby expressly agrees that, subject to Section 4.1 of this Agreement, in the event that any Financial Investor transfers any equity interests in the Company to any Person (including, without limitation, its Affiliates, other shareholders or third parties), the other shareholders hereby waive any right of first refusal or any similar rights that such shareholders may have under Applicable Law with respect to such transfer, and shall take all necessary and reasonable actions to cooperate with such transfer. The Parties hereby undertake that, in the event any Financial Investor transfers all or part of its equity interests in the Company to any third party, they shall take all necessary actions to assist the Financial Investor and the transferee in conducting due diligence, obtaining all necessary governmental approvals and completing all registrations and filings with relevant governmental authorities (including, without limitation, registration changes with the Registration Authority).

4.4.6

With respect to each of Xunlei and Kingsoft Cloud, after its Full Recovery of Investment Cost, such Party shall no longer be entitled to the Investor Right of First Refusal set forth in Section 4.2 above, but shall continue to enjoy the Co-Sale Right set forth in Section 4.3.

Section 5Special Shareholder Rights

5.1	Pre-emptive Subscription Right
5.1.1

Subject to Section 5.1.2, if the Company increases its registered capital or issues any equity securities, or any options, warrants, securities or bonds convertible into equity of the Company (collectively, “Equity Securities”) in accordance with the approval procedures set forth in this Agreement (“Proposed Issuance”), each Investor shall have the right, but not the obligation, to subscribe for the newly increased registered capital or Equity Securities comprised in such Proposed Issuance in proportion to its Pro Rata Equity Ratio in the Company on the same terms and conditions (“Pre-emptive Subscription Right”), except for the following circumstances: (A) any Proposed Issuance made for the purpose of implementing any equity incentive plan approved pursuant to this Agreement; (B) any increase in registered capital resulting from capitalization of profits on a pro rata basis, capitalization of capital reserve on a pro rata basis, conversion of net assets into share capital, distribution of bonus shares or share split that has been duly approved in accordance with this Agreement; (C) any increase in registered capital in connection with the Company’s acquisition of the majority of the assets, voting rights or equity interests of another company or entity through merger, acquisition, asset purchase or other restructuring (whether in a single transaction or a series of related transactions) approved pursuant to this Agreement; and (D) any increase in registered capital issued pursuant to anti-dilution adjustments in accordance with Section 5.2.

5.1.2

Subject to the exercise period of the Pre-emptive Subscription Right and the Over-Subscription Right (as defined below), at least thirty (30) days prior to any Proposed Issuance, the Company shall deliver to each shareholder a written notice describing the Proposed Issuance (“Issuance Notice”). The Issuance Notice shall specify: (i) the amount, type and terms of the registered capital or Equity Securities to be issued; (ii) the consideration to be received by the Company upon completion of the Proposed Issuance; and (iii) the identity of the proposed subscriber(s). Once delivered, the Issuance Notice shall not be revoked.

5.1.3

If any Investor elects to subscribe for the registered capital or Equity Securities in the Proposed Issuance, such Investor shall deliver a written notice to the Company within thirty (30) days after receipt of the Issuance Notice (“Pre-emptive Response Period”) (“Subscription Notice”), specifying its decision to exercise the Pre-emptive Subscription Right and the amount of registered capital or Equity Securities it elects to subscribe for. Any Investor that fails to deliver a Subscription Notice within the Pre-emptive Response Period shall be deemed to have waived its Pre-emptive Subscription Right.

5.1.4

If any Investor does not subscribe in full for the registered capital or Equity Securities to which it is entitled pursuant to Section 5.1.3, the Company shall deliver an Issuance Notice with respect to the remaining portion of the registered capital or Equity Securities to the other Investors that have fully subscribed for their respective portions of the registered capital or Equity Securities. Such other Investors shall have the right, within thirty (30) days after receipt of such Issuance Notice, to subscribe for the remaining portion of the registered capital or Equity Securities in proportion to their respective Pro Rata Equity Ratio (“Over-Subscription Right”).

5.1.5	If, after completion of the procedures set forth in Sections 5.1.3 and 5.1.4, the total amount subscribed for does not reach the full amount of the registered capital or

Equity Securities proposed to be issued by the Company, the Company may, after expiration of the relevant notice period, issue the unsubscribed portion of the registered capital or Equity Securities to the proposed subscriber(s) at a price and on terms no more favorable than those set forth in the Issuance Notice.

5.1.6

If any Investor elects to exercise all or part of its Pre-emptive Subscription Right, the Company and the Guarantors shall procure that the Company takes all necessary actions to ensure that such shareholder can effectively exercise its Pre-emptive Subscription Right, including, without limitation, amending all agreements and the Articles of Association relating to future capital increases, and applying for approval of such amendments from the relevant Governmental Authorities.

5.1.7

If the Proposed Issuance is not fully subscribed within ninety (90) days after expiration of the Pre-emptive Response Period, the issuance of the remaining portion shall again be subject to the procedures set forth in this Section 5.1.

5.2	Anti-Dilution Right
5.2.1

From the Closing Date, subject to Section 6.3 of this Agreement, if the Company conducts any subsequent equity financing in which a New Investor obtains a subscription price per RMB 1 of registered capital (being the total consideration paid by such New Investor for the newly subscribed registered capital divided by the amount of such newly subscribed registered capital, “New Investor Unit Price”) that is lower than the applicable Investor Unit Price of any Investor (such transaction, a “Down Round”), the Investor affected by such Down Round (individually or collectively, “Anti-Dilution Right Holder(s)”) shall be entitled to have the Investor Unit Price applicable to all registered capital held by such Anti-Dilution Right Holder adjusted to the new unit price calculated in accordance with the following formula (“Adjusted Investor Unit Price”) (For the purposes of Section 5.2.1 only, a shareholder subscribing for newly increased registered capital of the Company shall be referred to as a “New Investor,” and the newly increased registered capital subscribed for by such shareholder shall be referred to as “Newly Increased Registered Capital”):

Adjusted Investor Unit Price = (total registered capital of the Company prior to the Down Round × Investor Unit Price of the Anti-Dilution Right Holder prior to the Down Round + the amount of newly increased registered capital actually obtained by the New Investor in the Down Round × New Investor Unit Price ) ÷ (total registered capital of the Company prior to the Down Round + the amount of newly increased registered capital actually obtained by the New Investor in the Down Round )

For the avoidance of doubt, for purposes of the above formula, “total registered capital of the Company prior to the Down Round” refers to the total registered capital of the Company on a fully diluted basis, assuming that all shareholders and/or any other Persons have exercised their subscription rights, convertible bonds or other rights convertible into equity interests of the Company.

Each Anti-Dilution Right Holder shall have the right to adjust the number and percentage of equity interests in the Company held by such Anti-Dilution Right Holder so that such number and percentage of equity interests equal the number and percentage of equity interests that could have been obtained by applying the amount of its respective capital contribution (or investment amount, as applicable) at the Adjusted Investor Unit Price. Each Anti-Dilution Right Holder shall have the right to require the Company, the CEO and/or Xinghan Zhilian to take any and all appropriate measures (“Anti-Dilution Right”), including: (1) the issuance of additional equity interests in the Company to the Anti-Dilution Right Holder without consideration or at a nominal price acceptable to the Anti-Dilution Right Holder or at the lowest price permitted by Applicable Law; (2) the transfer by the CEO and/or Xinghan Zhilian of equity interests in the Company held by them to the Anti-Dilution Right Holder at a nominal price acceptable to the Anti-Dilution Right Holder or at the lowest price permitted by Applicable Law; (3) cash compensation by the Company, the CEO and/or Xinghan Zhilian to the Anti-Dilution Right Holder; and (4) the issuance of equity interests to the Anti-Dilution Right Holder by the Company through capitalization of capital reserve or undistributed profits (collectively, “Anti-Dilution Measures”).

Specifically, the respective capital contribution amounts (or investment amounts, as applicable) corresponding to each Anti-Dilution Right Holder shall be as follows solely for purposes of this Section 5.2: the total investment amount corresponding to the registered capital of RMB 76 million in the Company transferred by Xunlei to Kingsoft Cloud shall be deemed to be RMB 50 million; the total investment amount corresponding to the registered capital of RMB 114 million in the Company transferred by Xunlei to Xinghan Zhilian shall be deemed to be RMB 75 million; and the investment amount corresponding to the registered capital of RMB 76 million in the Company held by Xunlei shall be deemed to be RMB 76 million.

5.2.2

If the equity interests in the Company held by any Anti-Dilution Right Holder are changed due to share split, share consolidation, capitalization of capital reserve, adjustment of capital structure or other similar circumstances, such Anti-Dilution Right Holder shall be entitled to corresponding anti-dilution adjustments to ensure that its rights under this Section 5.2 are not adversely affected. Notwithstanding the foregoing, the following circumstances shall not trigger the Anti-Dilution Right: (A) issuance of equity interests by the Company pursuant to any equity incentive plan approved in accordance with this Agreement; (B) increase in registered capital resulting from capitalization of profits on a pro rata basis, capitalization of capital reserve on a pro rata basis, conversion of net assets into share capital, distribution of bonus shares or share split duly approved in accordance with this Agreement;

(C) increase in registered capital in connection with the Company’s acquisition of the majority of the assets, voting rights or equity interests of another company or entity through merger, acquisition, asset purchase or other restructuring (whether in a single transaction or a series of related transactions) approved in accordance with this Agreement.

5.2.3

The Anti-Dilution Right Holder shall not be required to pay any consideration for the equity interests or corresponding registered capital obtained as a result of the implementation of the Anti-Dilution Measures (including the form consideration paid by the Anti-Dilution Right Holder for subscribing for registered capital of the Company and any taxes and fees incurred by the Anti-Dilution Right Holder as a result of the Anti-Dilution Measures), and the cost of such consideration shall be borne by the Company, the CEO and/or Xinghan Zhilian. In any event, any consideration paid by the Anti-Dilution Right Holder in connection with the exercise of the Anti-Dilution Right shall be fully reimbursed or returned to the Anti-Dilution Right Holder by the Company, the CEO and/or Xinghan Zhilian within five (5) days after such payment is actually made. Any taxes and fees arising from any equity transfer under this Section 5.2 shall be borne by the Company, the CEO and/or Xinghan Zhilian.

5.3	Liquidation Preference

From the Closing Date, in the event that any Group Company undergoes a Liquidation Event (as defined below) or a Corporate Transaction, the proceeds distributable to shareholders from the disposition, sale or transfer of the assets of the Group Company (“Distributable Assets”) shall be distributed in the following order:

5.3.1

First, the Financial Investors shall be entitled to receive, in priority to the other shareholders of the Company, an amount equal to the greater of the following amounts, plus all accrued but unpaid or declared but undistributed dividends corresponding to all registered capital of the Company held by the Financial Investors (“Financial Investor Liquidation Preference Amount”): (1) the aggregate amount of investment paid by the Financial Investors to acquire all registered capital of the Company then held by the Financial Investors; and (2) the fair market value of the equity interests in the Company then held by the Financial Investors.

For purposes of Sections 5.3.1 through 5.3.4: the total investment amount corresponding to the registered capital of RMB 76 million in the Company transferred by Xunlei to Kingsoft Cloud shall be RMB 50 million; the total investment amount corresponding to the registered capital of RMB 114 million in the Company transferred by Xunlei to Xinghan Zhilian shall be RMB 75 million; and the total investment amount corresponding to the registered capital of RMB 76 million in the Company held by Xunlei shall be RMB 332,297,400.

5.3.2	Second, after full payment of the Financial Investor Liquidation Preference

Amount, Xinghan Zhilian shall be entitled to receive, in priority to the remaining shareholders, the greater of the following amounts from the remaining Distributable Assets (“Xinghan Zhilian Liquidation Preference Amount,” together with the Financial Investor Liquidation Preference Amount, “Liquidation Preference Amount”): (1) the aggregate amount of investment paid by Xinghan Zhilian to acquire all registered capital of the Company then held by Xinghan Zhilian; and (2) the fair market value of the equity interests in the Company then held by Xinghan Zhilian.

5.3.3

After full payment of the Liquidation Preference Amount, any remaining Distributable Assets shall be distributed among all shareholders (including the Investors) in proportion to their respective paid-in capital contributions.

5.3.4

If the Liquidation Preference cannot be directly implemented due to PRC Laws or other reasons, the Investors may require all shareholders, after distributing the Distributable Assets in proportion to their respective equity interests, to take all effective measures permissible under Applicable Law to ensure that the Investors receive compensation in accordance with the priority set forth in Sections 5.3.1 through 5.3.3, to the maximum extent possible. All shareholders shall provide necessary cooperation, including voting in favor at shareholders’ meetings, procuring their appointed directors (if any) to vote in favor at board meetings, executing all relevant legal documents and obtaining consent from relevant internal and external parties. Each Guarantor (other than Xinghan Zhilian) undertakes to take effective measures to ensure that the Liquidation Preference Amounts to which the Investors are entitled shall not be adversely affected by escrow arrangements, payment structures or similar arrangements relating to the Liquidation Event or Corporate Transaction.

5.4	Repurchase Right
5.4.1	For purposes of the Investors, a repurchase event (“Repurchase Event”) shall be deemed to occur upon the occurrence of any of the following events (whichever occurs earlier):
(i)

any Guarantor materially breaches any material provision of the Transaction Documents (including breach of the equity transfer restrictions under Section 4, the liquidation preference provisions under Section 5.3, the shareholders’ meeting voting arrangements under Section 6.3, the board composition provisions under Section 7.1, the board voting arrangements under Section 7.4, and the full-time employment and non-compete obligations under Section 11), and fails to cure such breach within thirty (30) days after receipt of written notice from the Investors; or

(ii)

any Management Shareholder engages in misappropriation or embezzlement of assets of any Group Company, or otherwise seriously breaches the principle of good faith or engages in any other malicious conduct resulting in material damage to the interests of the Group Company and/or the shareholders of the Company.

5.4.2

Upon the occurrence of a Repurchase Event, if requested in writing by any Investor, the Group Companies (collectively, “Repurchase Obligors”) shall perform the repurchase obligations in accordance with this Agreement. Subject to Section 5.4.5(i), the Investors shall have the right, individually or jointly, to deliver written notice to the Repurchase Obligors requesting that the Repurchase Obligors repurchase all or part of the equity interests in the Company held by such Investors at the Repurchase Price (as defined below). Pursuant to such written repurchase notice (as applicable), the Repurchase Obligors shall perform their repurchase obligations in a manner satisfactory to the relevant repurchase right holders (as defined below) and in compliance with Applicable Law, including but not limited to repurchase through capital reduction, profit distribution, equity transfer, dissolution and liquidation, or any other method compliant with Applicable Law and agreed by such repurchase right holders.

5.4.3	With respect to each Investor, the repurchase price (“Repurchase Price”) shall be calculated as follows:
(i)

Each Investor shall be entitled to receive, for each RMB 1 of registered capital of the Company held by such Investor, the greater of the following amounts, plus all accrued but unpaid or declared but undistributed dividends corresponding to such equity interests (“Repurchase Unit Price”): (a) the fair market value of each RMB 1 of registered capital of the Company; and (b) the applicable Investor Unit Price.

(ii)	Repurchase Price = Repurchase Unit Price × the registered capital of the Company corresponding to the equity interests for which the Investor requests repurchase.
5.4.4	Repurchase Procedures
(i)

Within five (5) Business Days after receipt of any repurchase notice from any Investor, the Repurchase Obligors shall deliver written notice to the other Investors specifying the Repurchase Event, the number of equity interests requested to be repurchased and the Repurchase Price. The Repurchase Obligors shall, within one (1) month after receipt of any repurchase notice from any Investor, purchase the relevant equity interests and pay the repurchase amount to the Investor exercising the Repurchase Right.

(ii)	The Repurchase Obligors shall bear joint and several liability at the same priority level for payment of the above repurchase amount.
5.4.5	If multiple Investors elect to exercise the Repurchase Right simultaneously and the Repurchase Obligors are unable to pay the full Repurchase Price in full, the repurchase price shall be distributed in the following order of priority:

(i)	First, the Financial Investors shall have priority over the other shareholders of the Company;
(ii)	Second, after full payment of the Repurchase Price to the Financial Investors, Xinghan Zhilian shall have priority over the other shareholders of the Company (other than the Financial Investors).

If the Repurchase Price cannot be fully paid to all Investors within the same priority level, such Investors within the same priority level shall receive payment in proportion to the respective Repurchase Price amounts to which they are entitled under this Agreement.

5.4.6

Until the Repurchase Price corresponding to all equity interests of the relevant repurchase right holders has been fully paid, such repurchase right holders shall continue to enjoy full shareholder rights under Applicable Law and this Agreement with respect to the equity interests for which the Repurchase Price has not been fully paid, including the right to appoint directors (if applicable). The Guarantors shall ensure such director appointments and tenure.

5.5	Equity Incentive Plan
5.5.1

Each Guarantor (other than Xinghan Zhilian) hereby confirms to the Investors that, from the Closing Date, all equity interests in the Company held by Nanjing Kehui, Nanjing Yimang, Nanjing Yuxin and Nanjing Zhihui (corresponding in aggregate to registered capital of RMB 57 million in the Company) are held for purposes of implementing the equity incentive plan. The equity interests subject to conditional repurchase and/or options held by the partners of the relevant Employee Shareholding Platforms, the corresponding registered capital of the Company and the vesting of related equity interests shall be governed by the equity incentive plan of the Company.

5.5.2

The Guarantors undertake that, if any new equity incentive is implemented by the Company after the Closing Date, unless such equity incentive has been approved under Section 6.1, the implementation of such new equity incentive plan shall not dilute the shareholding percentage of the Investors in the Company.

5.6	Applicability of Preferential Rights
5.6.1

With respect to each of Xunlei and Kingsoft Cloud, after its Full Recovery of Investment Cost, such Party shall no longer be entitled to the Pre-emptive Subscription Right, Anti-Dilution Right, Liquidation Preference or Repurchase Right set forth in Sections 5.1, 5.2, 5.3 and 5.4 above. If both Xunlei and Kingsoft Cloud have achieved Full Recovery of Investment Cost, Xinghan Zhilian shall likewise no longer be entitled to the Pre-emptive Subscription Right, Anti-Dilution Right, Liquidation Preference or Repurchase Right set forth in Sections 5.1, 5.2, 5.3 and 5.4 above.

Section 6Shareholders’ Meeting

6.1	Powers of the Shareholders’ Meeting

Except as otherwise provided under the Company Law, resolutions on the following matters relating to the Company shall be adopted by the shareholders’ meeting (for the avoidance of doubt, references to the “Company” in this Section shall include all Group Companies):

(i)	reviewing and approving the reports of the board of directors;
(ii)	reviewing and approving the reports of the supervisor of the Company;
(iii)	reviewing and approving the Company’s profit distribution plan and loss recovery plan;
(iv)	resolving on any increase or reduction of the registered capital of the Company;
(v)	resolving on any merger, division, dissolution, liquidation, change of corporate form, restructuring, bankruptcy or any transaction involving a Corporate Transaction or a Liquidation Event;
(vi)	resolving on the provision of guarantees for any shareholder of the Company, or approving the provision of loans or guarantees to any entity or individual other than wholly-owned subsidiaries;
(vii)

creating, authorizing the creation of, or issuing any Equity Securities at a price per RMB 1 of registered capital equal to RMB 1 per RMB 1 of registered capital of the Company (excluding options or equity issued pursuant to any equity incentive plan approved under this Agreement); or making any materially adverse modification to the rights, preferences, powers or privileges attached to the equity interests in the Company held by the Investors, or imposing any additional restrictions established for the benefit of the Investors;

(viii)

purchasing or redeeming any Equity Securities of the Company or declaring or paying any dividends in respect of such Equity Securities, excluding any repurchase pursuant to Section 5.4 and any redemption pursuant to any equity incentive plan approved under this Agreement;

(ix)	resolving on any change to the number of members of the board of directors of the Company or any change to the rights to appoint directors;
(x)	amending or restating the Articles of Association;
(xi)	approving any newly established equity incentive pool or any expansion of an existing equity incentive pool;
(xii)	approving any equity incentive plan of any Group Company, any template form of equity incentive agreement, and any amendment thereto;

(xiii)	changing the Principal Business of any Group Company, entering into any new line of business, or voluntarily exiting any existing line of business;
(xiv)

approving the selection of the sponsor, stock exchange and the terms, conditions and valuation relating to the initial public offering of any Group Company, including any restructuring or other preparatory actions for such offering or listing; and

(xv)	any other matters that are required under applicable laws or regulations to be approved by the shareholders’ meeting.

6.2Procedures of Shareholders’ Meetings

6.2.1

Subject to the adjournment mechanism set forth in Section 6.2.2, a shareholders’ meeting shall be duly constituted only if shareholders holding more than one-half of the voting rights of the Company are present in person or by proxy, including all Financial Investors. Any resolution adopted at a shareholders’ meeting that does not meet such quorum requirement shall be invalid.

6.2.2

The Company shall give written notice of any shareholders’ meeting to each shareholder at least fifteen (15) Business Days prior to the meeting. If any Financial Investor fails to attend the scheduled shareholders’ meeting on time, the Company shall deliver an adjournment notice to all shareholders, postponing the meeting to the same time and place five (5) Business Days thereafter (“First Adjourned Shareholders’ Meeting”). If any Financial Investor fails to attend the First Adjourned Shareholders’ Meeting on time, the Company shall deliver another adjournment notice to all shareholders, postponing the meeting to the same time and place five (5) Business Days thereafter (“Second Adjourned Shareholders’ Meeting”). At the Second Adjourned Shareholders’ Meeting, the quorum requirement shall be deemed satisfied if shareholders holding more than one-half of the voting rights of the Company are present in person or by proxy; provided that only the matters specified in the written notice of the shareholders’ meeting may be discussed and resolved (if applicable).

6.2.3

To the extent that this Section 6 does not provide specific procedural rules for shareholders’ meetings, the procedures set forth in the Articles of Association shall apply, provided that such procedures do not conflict with this Section 6 or the Company Law.

6.3Voting at Shareholders’ Meetings

6.3.1	Voting Requirements

Unless otherwise required by applicable laws, the matters set forth in Section 6.1 shall be approved only if the following conditions are satisfied (“Shareholders’ Resolution Approval Requirements”):

(1)	the matters set forth in Sections 6.1(iv), 6.1(v), 6.1(vi), 6.1(viii) and 6.1(x)

shall be approved by shareholders holding two-thirds or more of the voting rights of the Company present in person or by proxy; the other matters set forth in Section 6.1 shall be approved by shareholders holding more than one-half of the voting rights of the Company present in person or by proxy;

(2)

(A)approval of the matters set forth in Sections 6.1(v), 6.1(vii), 6.1(ix) and 6.1(xi) through 6.1(xiv) shall require the affirmative vote of all Investors; and (B) with respect to Section 6.1(iii), if the dividend distribution ratio of the Company exceeds sixty percent (60%) of the audited net profit of the preceding fiscal year, the approval of all Investors shall also be required; (C) with respect to each of Xunlei and Kingsoft Cloud, after its Full Recovery of Investment Cost, approval of the above matters shall no longer be subject to the affirmative vote of such Party; provided that such matters shall still be submitted to the shareholders’ meeting for approval under Section 6.3.1(1).

6.3.2	Written Consent

With respect to matters requiring resolution by the shareholders’ meeting, if all shareholders unanimously provide written consent, a resolution may be adopted without convening a shareholders’ meeting, and all shareholders shall execute the written resolution document.

Section 7Board of Directors

7.1Composition of the Board of Directors

7.1.1

The Company shall establish a board of directors (the “Board”), which shall consist of directors elected by the shareholders in accordance with the procedures and conditions set forth in this Agreement and the Articles of Association. The Board shall consist of five (5) directors, of whom the CEO and Xinghan Zhilian shall have the right to jointly nominate three (3) directors, Kingsoft Cloud shall have the right to nominate one (1) director for so long as it holds equity interests in the Company (“Kingsoft Cloud Director”), and Xunlei shall have the right to nominate one (1) director for so long as it holds equity interests in the Company (“Xunlei Director,” together with the Kingsoft Cloud Director, “Investor Directors”). All directors shall be elected by the shareholders’ meeting, and each shareholder shall vote in favor of the nominees proposed by the relevant shareholder at the shareholders’ meeting. The Company shall not remove any director nominated by an Investor without the consent of the relevant Investor.

7.1.2

Each director shall serve a term of three (3) years and may be re-elected upon renomination by the nominating party and approval by the shareholders’ meeting. Prior to expiration of the term of any director, the nominating party shall have the right at any time to request replacement of any director nominated by it. For the avoidance of doubt, only the shareholder that nominated a director shall have the right to replace such director or propose to the shareholders’ meeting the removal of such director. If any director ceases to serve for any reason, the nominating party shall promptly nominate a replacement director to serve for the remaining term of the departing director.

7.1.3

Each Investor entitled to nominate an Investor Director pursuant to Section 7.1.1 shall have the right, individually or jointly, to request in writing that the committees under the Board of the Group Companies and the composition, quorum requirements and approval mechanisms of the board of directors of each Group Company (other than the Company) be aligned with those of the Board of the Company, and the Guarantors shall procure that such Group Companies implement the foregoing requirements.

7.1.4

The Company shall provide the maximum indemnification protection permitted under Applicable Law for the Investor Directors, including indemnification against any liability to third parties arising from the performance of their duties as directors, except for liabilities arising from violations of law, gross negligence or fraud by such Investor Directors.

7.1.5

To the extent that this Section 7 does not specify procedural matters relating to meetings of the Board, the procedures set forth in the Articles of Association shall apply, provided that such procedures do not conflict with this Agreement or the Company Law.

7.2Powers of the Board of Directors

7.2.1

The Board shall be the primary decision-making body of the Company and shall bear primary responsibility for the management of the Company. Unless otherwise provided, the Board shall have the authority to appoint or remove the general manager and to authorize the general manager to make decisions on matters relating to the ordinary course of business of the Company. The Board shall have the authority to make all material decisions other than those reserved to the shareholders’ meeting. No shareholder or employee of the Company shall take any action that purports to bind the Company with respect to any matter requiring approval by the Board or the shareholders’ meeting unless such approval has been obtained. Each shareholder shall procure that the directors nominated by it shall not take any action requiring Board approval without such approval, and shall not authorize any director, supervisor or senior officer to take any action requiring Board approval without such approval. The Board shall adopt resolutions in accordance with this Agreement, the Articles of Association and Applicable Law.

7.3Procedures of Board Meetings

7.3.1	The Board shall meet at least once every half year, and extraordinary meetings shall be convened upon the written request of any director.
7.3.2	The Company shall provide notice of each Board meeting, together with the meeting agenda and relevant materials, to all directors at least ten (10) days prior to the meeting. The notice period required under the Articles of Association for convening a Board meeting may be shortened or waived with the unanimous written consent of a majority of the incumbent directors (which shall include at least one Investor Director).

7.3.3

The quorum for a Board meeting shall be a majority of the directors, including all Investor Directors, and no meeting shall be convened nor any resolution adopted unless the number of directors present meets such quorum requirement. If any Investor Director or its duly authorized representative fails to attend the Board meeting on time, such meeting shall be adjourned to the third (3rd) Business Day after the originally scheduled meeting date (“First Adjourned Board Meeting”). If such Investor Director or its authorized representative again fails to attend the First Adjourned Board Meeting on time, such meeting shall be further adjourned to the third (3rd) Business Day after the originally scheduled meeting date (“Second Adjourned Board Meeting”). At the Second Adjourned Board Meeting, the quorum requirement shall be deemed satisfied so long as a majority of the directors are present, provided that only the matters specified in the written notice of the Board meeting may be discussed and resolved (if applicable).

7.3.4

All reasonable expenses incurred by directors in connection with matters relating to the Company, including attendance at Board meetings, shall be borne by the Company. The Company shall provide minutes of each Board meeting to the directors within fifteen (15) days after such meeting.

7.4Board Resolutions

7.4.1

Except as otherwise provided under the Company Law, resolutions on the following matters shall be adopted by the Board (for the avoidance of doubt, references to the “Company” in this Section shall include all Group Companies):

(i)	convening shareholders’ meetings and reporting to the shareholders’ meeting;
(ii)	implementing resolutions of the shareholders’ meeting;
(iii)	determining the internal organizational structure of the Company;
(iv)	formulating the Company’s business plans and investment plans;
(v)	formulating the Company’s profit distribution plan and loss recovery plan;
(vi)	formulating proposals for increase or reduction of registered capital and issuance of corporate bonds;
(vii)	formulating proposals for merger, division, dissolution or change of corporate form;
(viii)

granting equity incentives to any individual where such incentive, individually or in aggregate, represents more than one percent (1%) of the equity interests in the Company; determining and adjusting the exercise price of employee equity incentives of any Group Company; granting employee equity incentives to Key Management;

(ix)

except as already approved in the annual business plan and annual budget, any purchase or disposal (including sale, mortgage, pledge, lease, transfer or exclusive license) of any assets in an amount equal to or exceeding RMB 10 million (in a single transaction or a series of related transactions), or disposal of assets (including material intellectual property) that may have a Material Adverse Effect on the Group and its business even if such amount threshold is not met;

(x)	settlement of any material litigation or arbitration involving any Group Company in an amount exceeding RMB 5 million;
(xi)

approval or amendment of any Affiliate Transaction between any Group Company and any Affiliate, any Management Shareholder, director, senior officer or employee (or any Affiliate of any of the foregoing), or between any Management Shareholder and any Affiliate’s senior officers or directors, where the value of such Affiliate Transaction exceeds twenty percent (20%) of the total amount of Affiliate Transactions of the Group Company in the preceding quarter (excluding any approval or amendment pursuant to any equity incentive plan duly approved in accordance with this Agreement and agreements relating to employment relationships entered into in the ordinary course of business, including but not limited to employment contracts, service agreements and confidentiality agreements); and

(xii)

procurement from any single supplier and/or its Affiliates representing more than eight percent (8%) of any Group Company’s annual procurement expenses, or payment of fees to any single service provider (other than procurement-related expenses) and/or its Affiliates representing more than eight percent (8%) of the Group Company’s total annual non-procurement expenses.

7.4.2	Unless otherwise required by Applicable Law, the matters set forth in Section 7.4.1 shall be approved only if the following conditions are satisfied (“Board Resolution Approval Requirements”):
(1)	approval by more than one-half of the directors present at a duly convened Board meeting, whether attending in person or by proxy; and
(2)

(A) with respect to the matters set forth in Sections 7.4.1(viii) through 7.4.1(xii), the approving directors shall include all Investor Directors; (B) with respect to Section 7.4.1(v), if the proposed dividend distribution ratio exceeds sixty percent (60%) of the audited net profit of the preceding fiscal year, the approving directors shall include all Investor Directors; and (C) with respect to each of the Xunlei Director and the Kingsoft Cloud Director, after the relevant

Investor has achieved Full Recovery of Investment Cost, approval of the foregoing matters shall no longer be subject to the affirmative vote of such Investor Director; provided that such matters shall still be submitted to the Board for approval under Section 7.4.2(1).

7.4.3	Written Consent

With respect to matters requiring approval by the Board, if all directors unanimously provide written consent, a resolution may be adopted without convening a Board meeting, and all directors shall sign the written resolution document.

Section 8Supervisor

8.1	Composition

The Company shall not establish a supervisory board and shall instead appoint one (1) supervisor, who shall be elected by the shareholders’ meeting. Directors and senior officers shall not concurrently serve as the supervisor.

8.2Term of Office

The supervisor shall serve a term of three (3) years and may be re-elected upon approval by the shareholders’ meeting. If the term of the supervisor expires without a timely re-election, or if the supervisor resigns during the term of office, the incumbent supervisor shall continue to perform the duties of the supervisor in accordance with Applicable Law and the Articles of Association until a new supervisor assumes office.

8.3Powers of the Supervisor

8.3.1	The supervisor shall exercise the following powers:
(1)	examining the financial affairs of the Company;
(2)

supervising the performance of duties by directors and senior officers of the Company and proposing removal of any director or senior officer who violates any Law, administrative regulation, this Agreement, the Articles of Association or any resolution of the Board;

(3)

proposing convening an extraordinary shareholders’ meeting and convening and presiding over shareholders’ meetings where the Board fails to perform its duties to convene and preside over such meetings;

(4)	submitting proposals to the shareholders’ meeting; and
(5)	initiating legal proceedings against directors and senior officers in accordance with the Company Law.
8.3.2	The supervisor may attend meetings of the Board as a non-voting participant and may raise inquiries or proposals regarding matters resolved by the Board. Where the supervisor discovers any abnormality in the operation of the Company, the supervisor may conduct investigations and, where necessary, engage an accounting firm or other professional advisors to assist in the performance of duties, and the related expenses shall be borne by the Company.

8.3.3	All reasonable expenses necessary for the supervisor to perform his or her duties shall be borne by the Company.

Section 9Audit Rights, Information Rights and Inspection Rights

9.1Audit Rights

9.1.1

Each Investor shall have the right, without materially interfering with the normal operations of the Group Companies, to conduct, by itself or through a qualified third-party professional institution, no more than one financial audit of the Group Companies per year, and the costs of such audit shall be borne by such Investor.

9.1.2	The Group Companies shall actively cooperate and provide necessary conditions and information to facilitate completion of such audit.

9.2Information Rights

9.2.1	For so long as any Investor holds any equity interests in the Company, from the Closing Date, the Company shall provide the Investors with the following information regarding each Group Company:
(1)

within ninety (90) days after the end of each fiscal year, an annual consolidated audit report and annual consolidated operating report prepared in Chinese in accordance with PRC GAAP by a PRC accounting firm, including the auditor’s opinion and any accompanying notes and annexes;

(2)	within twenty (20) days after the end of each fiscal quarter, unaudited quarterly consolidated financial statements (including income statement, balance sheet and cash flow statement);
(3)	within twenty (20) days after the end of each fiscal quarter, statistics on the amount of Affiliate Transactions of the Group Companies for such quarter;
(4)	within twenty (20) days after the end of each month, unaudited monthly consolidated financial statements (including income statement, balance sheet and cash flow statement);
(5)	at least thirty (30) days prior to the end of each fiscal year, the consolidated budget plan, operating plan and business plan for the following fiscal year;
(6)	copies of all documents and information delivered to other shareholders, and reasonable access to senior management to enable such Investors to obtain information;
(7)	notice of any material penalties, administrative investigations or material non-compliance notices issued by any Governmental Authority against any

Group Company (within three (3) Business Days after receipt of the relevant notice);

(8)	notice of any material litigation or arbitration involving any Group Company in an amount exceeding RMB 5 million (within three (3) Business Days after the Group Company becomes aware thereof); and
(9)

any other information reasonably requested by any Investor, including but not limited to periodic operating data, capitalization tables, lists of subsidiaries and investee companies, statistical data, transaction and financial data, financial reports, other business information, and any other information necessary for such Investor to comply with reporting and disclosure obligations under the laws and regulations and listing rules applicable at the place of listing of such Investor (if applicable).

9.3Inspection Rights

Upon reasonable prior written notice and during normal business hours of the Group Companies, the Group Companies shall permit, and each Guarantor (other than Xinghan Zhilian) shall procure that the Group Companies permit, any Investor or its authorized representatives to inspect the premises, facilities, books and accounting records, original accounting vouchers, minutes of meetings of the Board, the supervisor and the shareholders’ meeting, as well as other documents and facilities of the Group Companies, to make extracts and copies therefrom, verify their assets and properties, and discuss the business, operations and affairs of the Group Companies with relevant directors, supervisors, senior officers, employees, accountants, legal counsel and investment banks. The Group Companies shall permit, and each Guarantor (other than Xinghan Zhilian) shall ensure that directors, supervisors, senior officers and employees of the Group Companies provide full cooperation to the Investors and their authorized representatives in connection with the foregoing.

Section 10Profit Distribution

10.1	Distribution
10.1.1

After taking into account the cash flow and operating conditions of the Company, the shareholders’ meeting shall determine whether to distribute profits and the specific arrangements for such distribution. Profit distributions shall be made in proportion to the respective paid-in capital contributions of the shareholders at the relevant time; provided that, pursuant to the employee stock ownership plan, any portion of the equity interests in the Company held by any Employee Shareholding Platform that has not been granted or has been granted but not yet vested shall not participate in profit distribution.

10.1.2	If the shareholders’ meeting approves a profit distribution, the Company shall distribute profits to the shareholders in accordance with the procedures required by applicable laws and regulations, and each shareholder shall provide the necessary cooperation.

Section 11Full-Time Employment and Non-Competition

11.1	Full-Time Employment
11.1.1

Unless otherwise approved in writing in advance by the Investors, each Key Employee shall devote all working time and attention exclusively to the business of the Group Companies, and each Management Shareholder (other than Xinghan Zhilian) shall procure that each Key Employee shall use its best efforts to promote the development of the Group Companies and maximize the interests of the Group Companies, and shall not engage in any part-time employment, operate or invest in any other business that is not part of the Group’s business (whether or not such business competes with the Group’s business); provided that the foregoing shall not restrict Key Employees from holding not more than one percent (1%) of the shares of any listed company.

11.2	Non-Competition
11.2.1

Without the prior written consent of the Investors, each Key Employee shall not, and each Guarantor shall procure that its respective Affiliates and Key Employees shall not, during the period in which such Key Employee serves as an employee, shareholder, director or service provider of the Company or any other Group Company or directly or indirectly holds equity interests in any Group Company, and for a period of two (2) years after such Key Employee ceases to provide services to the Company or any other Group Company or ceases to directly or indirectly hold equity interests in any Group Company (whichever is later), directly or indirectly engage in any business that is identical or similar to, or competes directly or indirectly with, the business conducted by the Group Companies (“Competing Business”), or be employed by any entity that engages in or intends to engage in any Competing Business and competes with the Group Companies (a “Competitor,” excluding entities wholly owned or controlled by the Company), including acting as a partner, consultant or otherwise participating in the operations of such Competitor. Such Key Employee shall not directly or indirectly hold any interest in any entity engaging in any Competing Business (including as owner, shareholder, ultimate controller or creditor), or engage in any other conduct detrimental to the interests of the Group Companies, including but not limited to:

(1)	controlling, participating in, indirectly controlling, managing, operating or joining any company or other organization engaging in any Competing Business;
(2)

providing loans, financial assistance, customer information, consulting, advice or any other form of assistance or services to any company or organization engaging in any Competing Business, or maintaining business dealings with such entity (including acting as agent, supplier or distributor);

(3)	directly or indirectly obtaining benefits from any Competing Business or any company or organization engaging in any Competing Business;
(4)	entering into any agreement, undertaking any commitment or making any arrangement that restricts, harms or may restrict or harm the Group Companies’ ability to conduct their existing business;
(5)

engaging in any conduct detrimental to the potential interests or business of the Group Companies, including soliciting, recruiting, canvassing or contacting (or attempting to solicit, recruit, canvass or contact) customers, agents, suppliers and/or independent contractors relating to the Group Companies’ business, or conducting abnormal commercial contacts or attempting to conduct transactions with customers relating to the production and sales business of the Group Companies, whether such customers existed prior to or after the Closing Date;

(6)

engaging in any conduct detrimental to the potential interests of the Group Companies by employing, in any manner, any person who has departed from the Group Companies through any individual or organization directly or indirectly controlled by such Key Employee or in which such Key Employee has an interest; and

(7)

soliciting, recruiting or contacting (or attempting to solicit, recruit or contact) any person employed by any Group Company or its Affiliates (regardless of position or whether such departure would constitute a breach), or employing, in any manner, any person who has departed from the Group Companies through any individual or organization directly or indirectly controlled by such Key Employee or in which such Key Employee has an interest.

For the avoidance of doubt, the foregoing provisions shall not restrict Key Employees from holding not more than one percent (1%) of the shares of any listed company.

Section 12Termination, Dissolution and Liquidation

12.1Dissolution Events

Upon the occurrence of any of the following circumstances or events, the Company may be dissolved and this Agreement may be terminated upon a motion proposed by any shareholder:

(1)	dissolution of the Company approved by shareholders representing more than two-thirds of the voting rights of the Company (including the affirmative vote of all Financial Investors); or
(2)	any other circumstances for dissolution as provided under the Company

Law.

12.2Dissolution Resolution

If any shareholder proposes the dissolution of the Company pursuant to Section 12.1, the Board shall promptly convene a shareholders’ meeting, and a resolution for dissolution of the Company shall be adopted only upon approval by shareholders representing more than two-thirds of the voting rights of the Company (including the affirmative vote of the Financial Investors). Dissolution shall not affect any liability for breach or obligations owed by any Party to any other Party arising prior to such dissolution in accordance with this Agreement.

12.3Liquidation

Upon the occurrence of any of the following events, the Board shall, in accordance with Applicable Law, this Agreement and the Articles of Association, establish a liquidation committee within fifteen (15) days from the date of occurrence of such event to carry out liquidation of the Company:

(1)	any statutory liquidation event such as bankruptcy, dissolution or liquidation of the Company;
(2)

any Governmental Authority issues an order, decree or ruling, or takes any other action, rendering the principal business of the Group Companies illegal or causing a Material Adverse Effect thereon, and the Group Companies fail to rectify such situation into lawful business operations or eliminate the Material Adverse Effect within six (6) months from the occurrence of such event without materially changing the principal business (for the avoidance of doubt, prior to implementing any rectification measures, the Guarantors (excluding Xinghan Zhilian) shall provide Investors with a detailed remediation plan, which shall be subject to the Investors’ joint approval prior to implementation); and

(3)	any other circumstances provided under the Company Law.

The above events are collectively referred to as the “Liquidation Events.”

12.4Liquidation Committee

12.4.1

The members of the liquidation committee shall consist of a law firm, an accounting firm or other persons appointed by the Board. The liquidation committee shall notify creditors within ten (10) days from its establishment and make a public announcement within sixty (60) days in newspapers or through the National Enterprise Credit Information Publicity System. Any decision of the liquidation committee shall be approved by more than one-half of the directors of the Company, including the affirmative vote of the Investor Directors.

12.5Distribution of Proceeds

Upon the occurrence of a Liquidation Event, the liquidation committee shall, in accordance with the order of priority prescribed by Applicable Law, apply the assets of the Company to pay liquidation expenses and discharge the debts of the Company (including obligations relating to employees and taxes), and the remaining balance shall be distributed among the shareholders in accordance with Section 5.3 of this Agreement.

If the Company undergoes a Corporate Transaction, each shareholder shall be entitled, in accordance with Section 5.3, to receive equity interests and other rights in the surviving entity (if the Company merges with another company) or to receive its share of the consideration from the sale of the Company (if the Company is acquired).

12.6Completion of Liquidation

Upon completion of liquidation, custody of the Company’s books and records shall be determined by the liquidation committee.

Section 13Liability for Breach

13.1	General Provisions
13.1.1

Except as otherwise provided in this Agreement, if any Party (“Breaching Party”) fails to perform or fully perform any of its obligations under this Agreement, such Party shall compensate the non-breaching Party (“Non-Breaching Party”) for any losses, damages, liabilities and/or expenses incurred as a result thereof. The Breaching Party shall indemnify the Non-Breaching Party for such losses and shall take appropriate measures to prevent further damages. Where more than one Party is in breach, each breaching Party shall bear its respective liabilities in accordance with the actual circumstances.

13.1.2

Any breach by any Party of any Transaction Document, including this Agreement, the Equity Transfer Agreement or the Articles of Association, shall constitute a breach of the other Transaction Documents by such Party.

13.1.3

Each Party hereby authorizes the Company to deduct from any dividends or other distributions payable to the Breaching Party any amount of compensation payable by such Breaching Party to the Non-Breaching Party (the determination of such compensation and the amount of losses shall be agreed upon by the relevant Parties or determined in accordance with the dispute resolution mechanism set forth in this Agreement), and to pay such deducted amount to the Non-Breaching Party on behalf of the Breaching Party. Such authorization shall not be revoked without the consent of all Parties.

Section 14Miscellaneous

14.1	Termination
14.1.1	If any Group Company completes an initial public offering, the rights of the

Investors under this Agreement and similar rights provided in the Articles of Association (“Special Shareholder Rights”) shall terminate immediately prior to the completion of such initial public offering in order to comply with the requirements of the stock exchange. Where such Special Shareholder Rights are required to be suspended or terminated at an earlier time in accordance with applicable listing rules or requirements of relevant regulatory authorities, the Investors hereby agree to suspend or terminate such Special Shareholder Rights for the purpose of completing the initial public offering.

14.1.2

Subject to the requirements of the CSRC or other listing regulatory authorities, if (a) the relevant Group Company suspends or terminates the initial public offering process, or the relevant application is withdrawn, rejected, denied, lapses or similar circumstances occur, or (b) the relevant Group Company fails to obtain approval from competent authorities within twelve (12) months from the date of submission of the application for the initial public offering, the Special Shareholder Rights of the Investors under this Agreement or the relevant legal documents in effect at such time shall be reinstated, and such Special Shareholder Rights shall be deemed to have remained continuously effective from the effective date of this Agreement as if they had never been amended, suspended or terminated. Upon restoration of the legal effect of such provisions, the Investors shall be entitled to recover any benefits that they should have enjoyed but did not actually enjoy during the period in which such provisions were ineffective in accordance with this Agreement.

14.1.3

Each Party further acknowledges and agrees that it shall cooperate in terminating the Special Shareholder Rights, including but not limited to the execution of relevant documents by the Investors and their designated directors, subject to the requirements of the CSRC and other relevant Governmental Authorities.

14.2Use of Name

Without the prior written consent of Kingsoft Cloud or its Affiliates, regardless of whether Kingsoft Cloud then directly or indirectly holds any equity interests in the Company, none of the Parties hereto (other than Kingsoft Cloud) shall, and each Party shall procure that its Affiliates shall not, use, publish or reproduce the name of Kingsoft Cloud or any of its Affiliates for any marketing, advertising, promotional or other purposes, including but not limited to any use of the name “Kingsoft Cloud” alone or in combination, or any similar company name, trade name, trademark, product or service name, domain name, device mark, logo, symbol or any description that enables a third party to identify Kingsoft Cloud or any of its Affiliates.

Without the prior written consent of Xunlei, regardless of whether Xunlei then directly or indirectly holds any equity interests in the Company, none of the Parties hereto (other than Xunlei) shall, and each Party shall procure that its Affiliates shall not, use, publish or reproduce the name of Xunlei or any of its Affiliates for any marketing, advertising, promotional or other purposes, including but not limited to any use of the name “Xunlei” alone or in combination, or any similar company name, trade name, trademark, product or service name, domain name, device mark, logo, symbol or any description that enables a third party to identify Xunlei or any of its Affiliates.

14.3Force Majeure

14.3.1

A Force Majeure Event means any event that is unforeseeable at the time of execution of this Agreement, the occurrence of which is unavoidable or the consequences of which are insurmountable, and which results in any Party being partially or wholly unable to perform any provision of this Agreement, including earthquakes, typhoons, floods, fires, wars, changes in laws, and any other similar events that are unforeseeable, unavoidable or insurmountable, including events generally recognized as force majeure under international commercial practice.

14.3.2

Upon the occurrence of a Force Majeure Event, the Party whose performance is affected may suspend performance of its obligations under this Agreement during the continuance of such Force Majeure Event and shall not be deemed in breach of this Agreement; provided that such affected Party shall promptly notify the other Parties in writing as soon as practicable and shall provide, within fifteen (15) days, supporting documents evidencing the occurrence and/or continuation of such Force Majeure Event in accordance with Applicable law; otherwise, such event shall not be deemed a Force Majeure Event.

14.3.3

Upon the occurrence of a Force Majeure Event, the Parties shall promptly consult with each other in good faith to seek a fair and reasonable solution and shall use all reasonable efforts to mitigate the adverse effects of such Force Majeure Event on the performance of this Agreement.

14.4Governing Law

This Agreement shall be governed by the laws of the PRC. The formation, validity, interpretation and performance of this Agreement and the resolution of any disputes arising hereunder shall be governed by the laws of the PRC. If the laws of the PRC contain no relevant provisions, general international commercial practices shall apply.

14.5Dispute Resolution

14.5.1

Any dispute or claim arising from or in connection with this Agreement or the performance, interpretation, breach, termination or validity hereof (including the validity, scope of application and enforceability of this dispute resolution clause) shall be submitted by any disputing Party to the People’s Court with competent jurisdiction at the place where the Company is located for resolution through litigation.

14.5.2	For the purpose of facilitating litigation, each Party shall take the following actions: (i) cooperate in good faith and use its best efforts to expedite the litigation process; and (ii) where a court determines that certain documents, books, records or personnel are relevant to the dispute, and such documents, books, records or personnel are in the possession or under the control of a Party or any person who controls or is controlled by such Party, such Party shall provide such documents, books and records for review and extraction by the other Parties and the court, and shall arrange for the relevant personnel to meet with the other Parties and the court.

14.5.3	All litigation costs and expenses, including court fees, attorneys’ fees and other reasonable costs and expenses, shall ultimately be borne by the losing Party.

14.6Amendments and Supplements

Any amendment or supplement to this Agreement shall become effective only upon execution of a written document by all Parties hereto. Any amendment or supplement shall form an integral part of this Agreement.

14.7Severability

If any provision of this Agreement is held invalid by any court or other authority having jurisdiction over this Agreement, the validity of the remaining provisions shall not be affected.

14.8Confidentiality

Each Party shall keep confidential this Agreement and all information provided hereunder, and shall use such information solely for the purpose of this transaction. Without the prior written consent of the Party providing such information, no Party shall disclose or publish such information, except where disclosure is required by judicial authorities, administrative authorities or securities regulatory authorities, or where disclosure is made to such Party’s or its Affiliates’ respective directors, senior officers, employees, legal counsel, advisors, other representatives or existing shareholders, provided that such persons are subject to confidentiality obligations with respect to such information.

14.9Notices

14.9.1

All notices, requests or other communications under this Agreement shall be made in writing (including by email) and shall be delivered, sent or mailed to the relevant Party at the address set forth in Annex 3 to this Agreement (or such other address as notified in writing by the recipient to the other Parties at least ten (10) days in advance).

14.9.2

Any notice, request or other communication delivered pursuant to this Section 14.9 shall be deemed duly given or delivered: (i) if delivered by hand, upon delivery to the address of the recipient specified in this Agreement; (ii) if sent by email, when the sender’s email system indicates successful delivery to the recipient’s email address on record; or (iii) if delivered by a nationally recognized courier service, on the third (3rd) day after delivery to such courier, provided that the correct recipient address and contact details have been completed and the courier fees have been fully prepaid.

14.10Costs

Except as otherwise provided in the Transaction Documents, each Party shall bear its own costs and expenses incurred in connection with the execution of this Agreement.

14.11Articles of Association

For any matters not provided in the Articles of Association, or where the provisions of the Articles of Association are inconsistent with this Agreement, this Agreement shall prevail.

14.12Entire Agreement

This Agreement constitutes the entire understanding among the Parties with respect to the subject matter hereof and supersedes all prior letters of intent, agreements, undertakings, arrangements, communications, representations and/or warranties, whether written or oral, made by the Parties or any of their respective officers, employees or representatives in respect of the same subject matter. This Agreement (including any amendments or supplements hereto, and the other Transaction Documents) constitutes the sole and entire agreement among the Parties with respect to the matters contemplated hereunder (including but not limited to the rights and obligations of the shareholders of the Company). For the avoidance of doubt, the Parties confirm that, as of the effective date of this Agreement, any prior agreements or provisions among the Parties, the Company and/or any shareholder of the Company relating to the matters contemplated under this Agreement or any relevant provisions hereof shall immediately terminate and be superseded by this Agreement or the relevant provisions hereof.

14.13Language and Text

This Agreement is written and executed in the Chinese language, and the original copies of this Agreement shall be made in fifteen (15) counterparts, each of which shall have equal legal effect.

14.14Effectiveness

This Agreement shall be established upon due execution by the Parties and shall become effective as of the Closing Date, whereupon it shall be binding upon the Parties. With respect to any shareholder of the Company that becomes a Party hereto after the effectiveness of this Agreement by executing a joinder agreement, this Agreement shall become effective for such shareholder as of the date of execution of such joinder agreement.

[No further text. Signature page follows.]

[Signature Page of Shenzhen Onething Technology Co., Ltd. Shareholders’ Agreement]

This Agreement is executed by the following Parties as of the date first written above:

Shenzhen Onething Technology Co., Ltd.
(Company Seal)

/s/ Kening Wu
Legal Representative (Signature)

[Signature Page of Shareholders’ Agreement]

[Signature Page of Shenzhen Onething Technology Co., Ltd. Shareholders’ Agreement]

This Agreement is executed by the following Parties as of the date first written above:

Li Hao

/s/ Li Hao
(Signature)

[Signature Page of Shareholders’ Agreement]

[Signature Page of Shenzhen Onething Technology Co., Ltd. Shareholders’ Agreement]

This Agreement is executed by the following Parties as of the date first written above:

Li Jinbo

/s/ Li Jinbo
(Signature)

[Signature Page of Shareholders’ Agreement]

[Signature Page of Shenzhen Onething Technology Co., Ltd. Shareholders’ Agreement]

This Agreement is executed by the following Parties as of the date first written above:

Zhang Yubo

/s/ Zhang Yubo
(Signature)

[Signature Page of Shareholders’ Agreement]

[Signature Page of Shenzhen Onething Technology Co., Ltd. Shareholders’ Agreement]

This Agreement is executed by the following Parties as of the date first written above:

Liu Yingqiao

/s/ Liu Yingqiao
(Signature)

[Signature Page of Shareholders’ Agreement]

[Signature Page of Shenzhen Onething Technology Co., Ltd. Shareholders’ Agreement]

This Agreement is executed by the following Parties as of the date first written above:

Wu Lei

/s/ Wu Lei
(Signature)

[Signature Page of Shareholders’ Agreement]

[Signature Page of Shenzhen Onething Technology Co., Ltd. Shareholders’ Agreement]

This Agreement is executed by the following Parties as of the date first written above:

Nanjing Kehui Zhitu Information Technology Partnership (Limited Partnership)

(Company Seal)

Li Hao

/s/ Li Hao
Authorized Representative (Signature)

[Signature Page of Shareholders’ Agreement]

[Signature Page of Shenzhen Onething Technology Co., Ltd. Shareholders’ Agreement]

This Agreement is executed by the following Parties as of the date first written above:

Nanjing Yimang Yuelian Information Technology Partnership (Limited Partnership)

(Company Seal)

Li Hao

/s/ Li Hao
Authorized Representative (Signature)

[Signature Page of Shareholders’ Agreement]

[Signature Page of Shenzhen Onething Technology Co., Ltd. Shareholders’ Agreement]

This Agreement is executed by the following Parties as of the date first written above:

Nanjing Yuxin Jike Information Technology Partnership (Limited Partnership)

(Company Seal)

Li Hao

/s/ Li Hao
Authorized Representative (Signature)

[Signature Page of Shareholders’ Agreement]

[Signature Page of Shenzhen Onething Technology Co., Ltd. Shareholders’ Agreement]

This Agreement is executed by the following Parties as of the date first written above:

Nanjing Zhihui Yuandong Information Technology Partnership (Limited Partnership)

(Company Seal)

Li Hao

/s/ Li Hao
Authorized Representative (Signature)

[Signature Page of Shareholders’ Agreement]

[Signature Page of Shenzhen Onething Technology Co., Ltd. Shareholders’ Agreement]

This Agreement is executed by the following Parties as of the date first written above:

Nanjing Zhongzhi Gongchuang Information Technology Partnership (Limited Partnership)

(Company Seal)

/s/ Xiangyun Xie
Authorized Representative (Signature)

[Signature Page of Shareholders’ Agreement]

[Signature Page of Shenzhen Onething Technology Co., Ltd. Shareholders’ Agreement]

This Agreement is executed by the following Parties as of the date first written above:

Shenzhen Shuijing Interactive Technology Co., Ltd.
(Company Seal)

/s/ Kening Wu
Legal Representative (Signature)

Shenzhen Qianhai Onething Network Technology Co., Ltd.
(Company Seal)

/s/ Yingqiao Liu
Legal Representative (Signature)

Beijing Onething Technology Co., Ltd.

(Company Seal)

Legal Representative (Signature)

[Signature Page of Shareholders’ Agreement]

[Signature Page of Shenzhen Onething Technology Co., Ltd. Shareholders’ Agreement]

This Agreement is executed by the following Parties as of the date first written above:

Shenzhen Shuijing Interactive Technology Co., Ltd.

(Company Seal)

Legal Representative (Signature)

Shenzhen Qianhai Onething Network Technology Co., Ltd.

(Company Seal)

Legal Representative (Signature)

Beijing Onething Technology Co., Ltd.
(Company Seal)

/s/ Kening Wu
Legal Representative (Signature)

[Signature Page of Shareholders’ Agreement]

[Signature Page of Shenzhen Onething Technology Co., Ltd. Shareholders’ Agreement]

This Agreement is executed by the following Parties as of the date first written above:

Jiangxi Jiedian Technology Service Co., Ltd.

(Company Seal)

/s/ Yingqiao Liu
Legal Representative (Signature)

Xi’an Onething Network Technology Co., Ltd.

(Company Seal)

/s/ Yingqiao Liu
Legal Representative (Signature)

Shanghai Onething Technology Co., Ltd.

(Company Seal)

/s/ Yingqiao Liu
Legal Representative (Signature)

[Signature Page of Shareholders’ Agreement]

[Signature Page of Shenzhen Onething Technology Co., Ltd. Shareholders’ Agreement]

This Agreement is executed by the following Parties as of the date first written above:

Shenzhen Jiuzhang Qidian Technology Co., Ltd.
(Company Seal)

/s/ Yingqiao Liu
Legal Representative (Signature)

[Signature Page of Shareholders’ Agreement]

[Signature Page of Shenzhen Onething Technology Co., Ltd. Shareholders’ Agreement]

This Agreement is executed by the following Parties as of the date first written above:

Shenzhen Xunlei Networking Technologies Co., Ltd.
(Company Seal)

/s/ Kening Wu
Legal Representative (Signature)

[Signature Page of Shareholders’ Agreement]

[Signature Page of Shenzhen Onething Technology Co., Ltd. Shareholders’ Agreement]

This Agreement is executed by the following Parties as of the date first written above:

Wuhan Kingsoft Cloud Information Technology Co., Ltd.
(Company Seal)

/s/ Zou Tao
Legal Representative (Signature)

[Signature Page of Shareholders’ Agreement]

[Signature Page of Shenzhen Onething Technology Co., Ltd. Shareholders’ Agreement]

This Agreement is executed by the following Parties as of the date first written above:

Shenzhen Xinghan Zhilian Technology Co., Ltd.
(Company Seal)

Li Hao

/s/ Li Hao
Legal Representative (Signature)

[Signature Page of Shareholders’ Agreement]

Annex 1List of Group Companies

Annex to Shareholders’ Agreement

Annex 2List of Competitors of the Company

Annex to Shareholders’ Agreement

Annex 3Notice

Annex to Shareholders’ Agreement